Exhibit 3.1

AMENDMENT NO. 2
TO
SEVENTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
APARTMENT INCOME REIT, L.P.
THIS AMENDMENT NO. 2 TO SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Amendment”), dated as of July 1, 2024, is entered into by AIR-GP LLC, a Delaware limited liability company (as successor to AIR-GP, Inc., a Delaware corporation), as the general partner (the “General Partner”) of Apartment Income REIT, L.P., a Delaware limited partnership (the “Partnership”), pursuant to the authority granted to the General Partner in the Seventh Amended and Restated Agreement of Limited Partnership of Apartment Income REIT, L.P., dated as of July 7, 2021 (as amended by Amendment No. 1 thereto, dated June 25, 2024, the “Partnership Agreement”). Capitalized terms used and not defined herein shall have the meanings set forth in the Partnership Agreement.
WHEREAS, on the date hereof (i) the Previous General Partner converted from a Maryland corporation to a Delaware limited liability company under the name “Apartment Income REIT LLC”, and each share of Class A Common Stock of the Previous General Partner was converted into one Common Unit, (ii) the  General Partner converted from a Delaware corporation into a Delaware limited liability company under the name “AIR-GP LLC” and (iii) the General Partner caused the filing with the Secretary of State of the State of Delaware an amendment to the Certificate reflecting the new name and type of entity of the General Partner.
WHEREAS, to reflect the changes in the form of entity of the Previous General Partner and the General Partner, the General Partner wishes to amend the Partnership Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:
Section 1.          Amendments to the Partnership Agreement

(a)          The following defined terms set forth in Article I of the Partnership Agreement are hereby amended and restated to read as follows:

“Charter” means (x) prior to the Conversion, the Articles of Amendment and Restatement of the Previous General Partner filed with the Maryland State Department of Assessments and Taxation with an effective time of 12:01 a.m. Eastern Time, on September 21, 2023, as amended by the Certificate of Correction to Articles of Amendment and Restatement, filed with the Maryland State Department of Assessments and Taxation on April 11, 2024 and (y) following the Conversion, the certificate of formation and limited liability company agreement of the Previous General Partner, in each case, as amended, supplemented or restated from time to time.
“Conversion” means the conversion of the Previous General Partner from a Maryland corporation with the name “AIR-GP, Inc.” to a Delaware limited liability company with the name “AIR-GP LLC”.

“Previous General Partner” has the meaning set forth in the Preamble hereof and any successor thereto (including pursuant to the Conversion).
“REIT Share” means (i) prior to the Conversion, a share of the Previous General Partner’s Class A Common Stock, par value $.01 per share, (ii) following the Conversion, a Common Unit of the Previous General Partner or another common Equity Security of the Previous General Partner into which such Common Unit is converted into or exchanged for by way of merger, recapitalization, reclassification, conversion or other exchange with respect to the Previous General Partner’s Common Units. Where relevant in this Agreement, “REIT Shares” includes (x) prior to the Conversion, shares of the Previous General Partner’s Class A Common Stock, par value $.01 per share or (y) after the Conversion Common Units of the Previous General Partner (or such other common Equity Security of the Previous General Partner into which such Common Unit is converted into or exchanged for by way of merger, recapitalization, reclassification, conversion or other exchange), in each case issued upon conversion of Preferred Shares.
(b)           The Table of Contents of the Partnership is hereby amended by removing the following entries in their entirety:

Exhibit Q PARTNERSHIP UNIT DESIGNATION OF THE CLASS ELEVEN PARTNERSHIP PREFERRED UNITS OF APARTMENT INCOME REIT, L.P.
Exhibit R PARTNERSHIP UNIT DESIGNATION OF THE CLASS TWELVE PARTNERSHIP PREFERRED UNITS OF APARTMENT INCOME REIT, L.P.
Section 2.          Amendments to Exhibits of the Partnership Agreement

(a)          The definitions of “Previous General Partner” in Section 2 of each of Exhibit I, Exhibit L,  Exhibit N and Exhibit P of the Partnership Agreement are hereby amended and restated in its entirety to read the same as the definition set forth in the Article I of the Partnership Agreement (as amended hereby).

(b)          The definitions of (i) “REIT Shares” set forth in Section 2 of Exhibit N of the Partnership Agreement and (ii) “Common Shares” set forth in Section 2 of each of Exhibit H, Exhibit J and Exhibit K of the Partnership Agreement are each hereby amended and restated in its entirety to read the same as the definition of “REIT Share” set forth in Article I of the Partnership Agreement (as amended hereby).

(c)          All references in the Partnership Agreement to (i) “shareholders” of the Previous General Partner shall be deemed to refer to “equityholders” of the Previous General Partner and (ii) “shares of stock” (or similar term) of the Previous General Partner shall be deemed to refer to “units” of the Previous General Partner.

(d)          Exhibit Q “Partnership Unit Designation of the Class Eleven Partnership Preferred Units of Apartment Income REIT, L.P.” is hereby removed in its entirety and shall have no further force or effect, and all Class Eleven Partnership Preferred Units of the Partnership issued and outstanding as of immediately prior to the date hereof are hereby cancelled and retired without any conversion thereof and hereafter shall cease to exist.

(e)          Exhibit R “Partnership Unit Designation of the Class Twelve Partnership Preferred Units of Apartment Income REIT, L.P.” is hereby removed in its entirety and shall have no further force or effect, and all Class Twelve Partnership Preferred Units of the Partnership issued and outstanding as of immediately prior to the date hereof are hereby cancelled and retired without any conversion thereof and hereafter shall cease to exist.

Section 3.          No Other Changes

Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.
Section 4.          Governing Law

This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to conflicts of law.
Section 5.          Severability

If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
[Remainder of page intentionally left blank, signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Seventh Amended and Restated Partnership Agreement of Apartment Income REIT, L.P. as of the date first set forth above.
GENERAL PARTNER:

AIR-GP LLC

By:	/s/ Lisa R. Cohn
Lisa R. Cohn President, General Counsel and Secretary

[Signature Page to Amendment No. 2 to the Seventh Amended and Restated Agreement
 of Limited Partnership of Apartment Income REIT, L.P.]